Exhibit 10.5

THIS UNSECURED CONVERTIBLE PROMISSORY NOTE AND ANY SECURITIES INTO WHICH THIS UNSECURED CONVERTIBLE PROMISSORY NOTE IS CONVERTIBLE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER ANY STATE SECURITIES LAWS.  SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR QUALIFICATION OR AN EXEMPTION THEREFROM UNDER SUCH ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

[FORM OF] UNSECURED CONVERTIBLE PROMISSORY NOTE

No. 1

$187,100	October 25, 2011

FOR VALUE RECEIVED, DAM HOLDINGS, INC., a Nevada corporation (together with its successors, the “Company”), promises to pay to the order of [                           ], or its registered assigns (“Holder”), the principal sum of $187,100, without interest.

1.           Notes Issued.  (a) This Note is one of a series of notes (the “Notes”) issued pursuant to a Note Purchase Agreement between the Company and Holder of even date herewith having like tenor and effect (except for variations necessary to express the name of the holder, the principal amount of each of the Notes and the date on which each Note is issued) issued or to be issued by the Company which shall not exceed $500,000 ($100,000 of which may be issued to holders other than Holder in accordance with the Note Purchase Agreement) in aggregate principal amount. The Notes shall rank equally without preference or priority of any kind over one another, and all payments of principal with respect to any of the Notes shall be applied ratably and proportionately on the outstanding Notes on the basis of the principal amount of the outstanding indebtedness represented thereby.

(b)           To the extent that the Company issues Notes to holders other than Holder pursuant to Note Purchase Agreements entered into with such holders, such Note Purchase Agreements shall designate Holder to be such other holders’ attorney-in-fact with respect to the exercise of all of such holders’ rights and remedies under their Notes and Note Purchase Agreements (other than with respect to such holders’ right to convert their Notes into common stock as provided in Section 5 hereof).

2.           Maturity.  Unless sooner paid or converted in accordance with the terms hereof, the entire unpaid principal amount shall become fully due and payable on the earlier of the (i) eighteen-month anniversary of the date hereof, or (ii) acceleration of the maturity of this Note by Holder upon the occurrence of an Event of Default (such earlier date, the “Maturity Date”).

3.             Payments.

3.1           Form of Payment.  All payments of principal (other than payment by way of conversion) shall be in lawful money of the United States of America to Holder, at the address specified on the signature page hereof, or at such other address as may be specified from time to time by Holder in a written notice delivered to the Company.

3.2           Prepayment.  Prepayment of principal under this Note without the express written consent of Holder is permitted with 30 days written notice.

4.             Repayment Upon Maturity.  In the event that any indebtedness under this Note remains outstanding on the Maturity Date, then all outstanding indebtedness under this Note shall become immediately due and payable on such date.

5.             Conversion.

5.1           Conversion into Common Stock.  The outstanding principal of this Note may be converted into common shares of the Company (a) at the option of Holder, at any time during which this Note is outstanding, and (b) at the option of the Company, 45 days after the closing of the proposed merger of the Company into a wholly-owned subsidiary of DAM Holdings, Inc. (“Closing”), provided that no conversion shall be required if, as a result, Holder would own more than 4.99% of the then issued and outstanding common shares of the Company, and provided further that notwithstanding the immediately foregoing limitation, conversion may be required at the election of the Company six months after the Closing. The conversion price shall be $0.135per common share.

5.2           Ancillary Agreements.  In connection with any conversion of this Note, Holder agrees to execute and deliver to the Company any documents reasonably requested by the Company to be executed by Holder, including without limitation, a stock purchase agreement, thereby agreeing to be bound by all obligations and receive all rights thereunder.

6.             Conversion Mechanics. The following applies to any conversion of this Note into Company equity securities:

6.1           Issuance of Certificates.  As soon as is reasonably practicable after a conversion has been effected, the Company shall deliver to Holder a certificate or certificates representing the number of shares of capital stock (excluding any fractional share) issuable by reason of such conversion in such name or names and such denomination or denominations as Holder has specified.

6.2           No Fractional Shares.  If any fractional share of capital stock would, except for the provisions hereof, be deliverable upon conversion of this Note, the Company, in lieu of delivering such fractional share, shall pay an amount equal to the value of such fractional share, as determined by the per share conversion price used to effect such conversion.

7.             Default.

7.1           Events of Default.  For purposes of this Note, any of the following events which shall occur shall constitute an “Event of Default”:

(a)           any indebtedness under this Note is not paid when and as the same shall become due and payable, whether at maturity, by acceleration, or otherwise;

(b)           default shall occur in the observance or performance of any covenant, obligation or agreement of the Company under this Note or the Note Purchase Agreement, and such default shall continue uncured for a period of thirty (30) days after the Company knew of the event or circumstances giving rise to such default;

(c)           any representation, warranty or certification made by the Company herein or in Section 4.2 or 4.3 of the Note Purchase Agreement shall prove to have been false or incorrect in any material respect on the date or dates as of which made (any such falsity being a “Representation Default”) and, to the extent the event or circumstances giving rise to such Representation Default may be cured such that the Representation Default would no longer exist, such Representation Default shall continue uncured for a period of thirty (30) days after the Company knew of the event or circumstances giving rise to such Representation Default;

(d)           the Company shall (i) apply for or consent to the appointment of a receiver, trustee, custodian or liquidator of itself or any part of its property, (ii) become subject to the appointment of a receiver, trustee, custodian or liquidator for itself or any part of its property if such appointment is not terminated or dismissed within thirty (30) days, (iii) make an assignment for the benefit of creditors, (iv)  fail generally or admit in writing to its inability to pay its debts as they become due, (v) institute any proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally, or file a petition or answer seeking reorganization or an arrangement with creditors to take advantage of any insolvency law, or file an answer admitting the material allegations of a bankruptcy, reorganization or insolvency petition filed against it, or (vi) become subject to any involuntary proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally, which proceeding is not dismissed within thirty (30) days of filing, or have an order for relief entered against it in any proceeding under the United States Bankruptcy Code;

(e)           the Company shall (i) liquidate, wind up or dissolve (or suffer any liquidation, wind-up or dissolution), (ii) suspend its operations other than in the ordinary course of business, or (iii) take any action to authorize any of the actions or events set forth above in this Section 7.1(e).

7.2           Consequences of Events of Default.

(a)           If any Event of Default shall occur for any reason, whether voluntary or involuntary, and be continuing, Holder may, upon notice or demand, declare the outstanding indebtedness under this Note to be due and payable, whereupon the outstanding indebtedness under this Note shall be and become immediately due and payable, and the Company shall immediately pay to Holder all such indebtedness. Upon the occurrence of an actual or deemed entry of an order for relief with respect to the Company under the United States Bankruptcy Code, then all indebtedness under this Note shall automatically be due immediately without notice of any kind. The Company agrees to pay Holder all out-of-pocket costs and expenses incurred by Holder in any effort to collect indebtedness under this Note, including attorneys’ fees.

(b)           Holder shall also have any other rights which Holder may have been afforded under any contract or agreement at any time and any other rights which Holder may have pursuant to applicable law.

8.             Lost, Stolen, Destroyed or Mutilated Notes.  In case this Note shall be mutilated, lost, stolen or destroyed, the Company shall issue a new Note of like date, tenor and denomination and deliver the same in exchange and substitution for and upon surrender and cancellation of any mutilated Note, or in lieu of any Note lost, stolen or destroyed, upon receipt of evidence satisfactory to the Company of the loss, theft or destruction of such Note.

9.             Governing Law.  This Note is to be construed in accordance with and governed by the internal laws of the State of New York without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of New York to the rights and duties of the parties. All disputes and controversies arising out of or in connection with this Note shall be resolved exclusively by the state or federal courts located in New York County in the State of New York, and each party hereto agrees to submit to the jurisdiction of said courts and agrees that venue shall lie exclusively with such courts.

10.           Amendment and Waiver.  Any provision of this Note may be amended, waived or modified upon the written consent of the Company and Holders holding a Majority in Interest, except that no such amendment or waiver shall be effective unless consented to by Holders, if such amendment or waiver would (a) modify this Section 10 or subject Holder to any additional obligations, (b) reduce any amounts payable to Holder hereunder, extend the Maturity Date, extend the due date for, or reduce the amount of, any payment or prepayment of principal of this Note (or reduce the principal amount of this Note or the conversion price of this Note), (c) affect the ranking of this Note in a manner adverse to Holder; or (d) make this Note payable in money other than that stated in this Note. Any amendment or waiver effected in accordance with this Section 10 shall be binding upon the Company and Holder.

11.           Notices.  Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Note shall be made in accordance with the Note Purchase Agreement.

12.           Severability.  If one or more provisions of this Note are held to be unenforceable under applicable law, such provision shall be excluded from this Note and the balance of the Note shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

13.           Negotiation; Assignment.  This Note is non-negotiable. Neither this Note nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by the Company without the prior written consent of Holder.

14.           Remedies Cumulative; Failure or Indulgence Not a Waiver.  The remedies provided in this Note shall be cumulative. No failure or delay on the part of Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

15.           Waiver of Notice.  To the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note.

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by its officers, thereunto duly authorized as of the date first above written.

DAM HOLDINGS, INC.

By:
Name:	Fouad Kallamni
Title:	President

Acknowledged:

Holder
[                                                            ]

By:_____________________________

Name:___________________________

Title:____________________________

Address:  ________________________

________________________________

________________________________